EXHIBIT 12.2

            PUBLIC SERVICE COMPANY OF OKLAHOMA (CONSOLIDATED)
                   RATIO OF EARNINGS TO FIXED CHARGES
             FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                        (Thousands Except Ratio)
                               (Unaudited)


Operating Income                                             $105,927

Adjustments:
  Income taxes                                                 29,841
  Provision for deferred income taxes                          (5,054)
  Deferred investment tax credits                              (2,785)
  Utility plant development costs, net of tax                 (35,552)
  Other income and deductions                                      64
  Allowance for borrowed and equity funds
    used during construction                                    1,272

        Earnings                                             $ 93,713
                                                              =======


Fixed Charges:
  Interest on long-term debt                                 $ 30,334
  Amortization of debt issuance cost                            1,643
  Other interest                                                4,276
                                                              -------

        Fixed Charges                                        $ 36,253
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Ratio of Earnings to Fixed Charges                               2.58
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